Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-177751, 333-152680, 333-145007, 333-136452, 333-127541, 333-125043, 333-109170, 333-92254, 333-63132, 333-42588, 333-84497, 333-74991 and 333-27097) of Cerus Corporation pertaining to the 1996 Equity Incentive Plan, Employee Stock Purchase Plan, 1998 Non-Officer Stock Option Plan, 1999 Equity Incentive Plan and 2008 Equity Incentive Plan, and in the Registration Statements on Form S-3 (Nos. 333-93481, 333-47224, 333-61460, 333-61910, 333-75413, 333-72185 and 333-178480) and the related Prospectuses of Cerus Corporation of our reports dated March 5, 2012, with respect to the financial statements of Cerus Corporation and the effectiveness of internal control over financial reporting of Cerus Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

San Jose, California

March 5, 2012